Exhibit 10.8

LEASE EXPANSION, EXTENSION AND AMENDING AGREEMENT

This agreement (“Agreement”) is dated January 5, 2023 and is made

BETWEEN:

52ND STREET BUSINESS CENTRE LP,

BY ITS GENERAL PARTNER,

52ND STREET BUSINESS CENTRE GP INC.

(“Landlord”)

OF THE FIRST PART

- and -

VERSA POWER SYSTEMS LTD.

(“Tenant”)

OF THE SECOND PART

A.

By a lease dated the 20th day of May 2005 (the “Original Lease”), made between Westpen Properties Ltd. (“Westpen”), as landlord, and the Tenant, Westpen did demise and lease unto the Tenant certain premises comprising approximately thirty-two thousand, two hundred and twenty (32,220) square feet identified as unit 4852 (“Original Premises”) in the building municipally known as 4800 - 52nd Street SE, Calgary, Alberta (“4800 Building”) located within the project known as 52nd Street Business Centre (“Project”), for a term of five (5) years commencing on the 1st day of February, 2006 and expiring on the 31st day of January, 2011, on the terms and conditions more particularly set forth in the Original Lease;

B.	By a lease amending agreement dated the 20th day of April 2006 (the “1st Amendment”), the Original Lease was amended as more particularly set out therein;
C.

Effective the 1st day of October 2010, 52nd Street Business Centre LP, by its General Partner, 52nd Street Business Centre GP Inc., became the successor to Westpen in title and is the Landlord named herein.

D.

By a lease renewal agreement dated 11th day of November 2010 (the “Renewal”), the Original Lease was renewed for a further term of three (3) years so to expire on the 31st day of January 2014, all upon the terms and conditions set out therein;

E.

By a lease extension and amending agreement dated the 29th day of October 2013 (the “1st Extension”), Landlord and Tenant agreed to amend the Original Lease to, amongst other things, extend the term thereof for a period of three (3) years so to expire on the 31st day of January 2017, all upon the terms and conditions set out therein;

F.

By a lease extension and amending agreement dated the 9th day of November 2016 (the “2nd Extension”), Landlord and Tenant agreed to amend the Original Lease to, amongst other things, extend the term thereof for a period of three (3) years so to expire on the 31st day of January 2020, all upon the terms and conditions set out therein;

G.

By a lease extension and amending agreement dated the 10th day of January 2020 (the 3rd Extension”), Landlord and Tenant agreed to amend the Original Lease to, amongst other things, extend the term thereof for a period of three (3) years so to expire on the 31st day of January 2023, all upon the terms and conditions set out therein;

H.	The Original Lease, the 1st Amendment, the Renewal, the 1st Extension, the 2nd Extension and the 3rd Extension are hereinafter collectively referred to as the “Lease”.
I.

By an offer to lease dated September 29, 2022, Landlord and Tenant have agreed to amend the Lease, to, amongst other things:  (a) extend the term thereof for a period of 5 years and 8 months from February 1, 2023 to expire on September 30, 2028; and (b) expand the Original Premises to include additional space (“Additional Premises”) designated as unit 4908 in the building municipally known as 4900 - 52nd Street SE, Calgary, Alberta (“4900 Building”) containing a Rentable Area of approximately 48,308 square feet, approximately as shown outlined on Schedule “A” attached hereto, for a period of 5 years from October 1, 2023 to expire co-terminously with the Extension Term (as hereinafter defined), all as more particularly set forth herein;

J.	Except as otherwise expressly set out herein, the Original Premises and the Additional Premises are hereinafter collectively referred to as the “Leased Premises”;

WITNESS that in consideration of the sum of one dollar ($1.00) now paid by each party to the other, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto do hereby agree as follows:

1.	The above recitals are true both in substance and in fact.

2.	Where used hereinafter, the term “Lease” shall mean the Lease, as amended by this Agreement, except where a contrary intent is expressly provided.

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3.	Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed thereto in the Lease.
4.	Extension of Term of Original Premises

Landlord and Tenant hereby acknowledge and confirm that they have agreed to extend the term of the Lease for a further period of 5 years and 8 months commencing February 1, 2023 and expiring September 30, 2028 (“Extension Term”), on the same terms and conditions as contained in the Lease during the term, save and except as hereinafter set forth.

5.	Grant and Term of Additional Premises
(a)

Subject to Section 6 and subsection 8(b) below, Landlord hereby grants to Tenant and Tenant hereby leases from Landlord unit 4908 in the 4900 Building containing approximately 48,308 square feet of Rentable Area, subject to final measurement in accordance with the Lease, for a period of 5 years (the “Additional Premises Term”), commencing on October 1, 2023 (the “Additional Premises Commencement Date”) and expiring co-terminously with the Term, on the same terms and conditions as contained in the Lease for the Original Premises, save and except as set forth herein.

(b)	It is acknowledged and agreed by the parties that the term “Leased Premises” as used in the Lease shall:
(i)	from the commencement date of the Lease to and including the date immediately preceding the Additional Premises Commencement Date, be deemed to mean only the Original Premises; and
(ii)

from and after the Additional Premises Commencement Date, and throughout the remainder of the Term and any renewal or extension thereof, be deemed to mean the whole of the Original Premises and the Additional Premises, without the need for any further agreement between the parties to incorporate this change to the term “Leased Premises” and the parties hereto do hereby covenant and agree with each other accordingly.

(b)

From and after the Additional Premises Commencement Date, Tenant shall be liable for all of the covenants, obligations, terms and conditions of the Lease in respect of the Additional Premises, at which time the Original Premises and the Additional Premises shall be deemed to be and shall be treated as one single premises and Schedule “A” of the Lease (“Floor Plan”) shall be deleted and replaced with Schedule “A” attached hereto indicating the Original Premises in cross-hatch and the Additional Premises outlined in bold.  For clarity, the foregoing shall not limit Tenant’s obligations in connection with the Additional Premises during the Fixturing Period as set out in subsection 8(d) below.

(d)

If the Lease is terminated for any reason (including, without limitation, due to an uncured Event of Default or damage and destruction) prior to the Additional Premises Commencement Date, then such termination automatically shall apply to the Original Premises and the Additional Premises, without the need for any additional action or delivery of any additional notices regarding such termination and the parties hereto do hereby covenant and agree with each other accordingly.

6.	Vacant Possession of the Additional Premises

As at the date hereof, the Additional Premises are occupied by a third party pursuant to a lease which expires March 31, 2023.  The Landlord shall use commercially reasonable efforts to obtain vacant possession of the Additional Premises from such third party on March 31, 2023, but if Landlord is unable to do so for any reason whatsoever:  (i) this Agreement shall not be void or voidable; (ii) the Landlord shall not be responsible for any liabilities, losses, costs, damages or expenses whatsoever resulting therefrom; (iii) the Delivery Date and Additional Premises Commencement Date shall be delayed by the corresponding number of days until the day immediately following the date upon which Landlord obtains vacant possession of the Additional Premises from the existing tenant thereof; and (iv) the parties shall execute and deliver an agreement (to be prepared by Landlord) to amend the Lease to give effect to such delay.

7.	Condition of Leased Premises and Landlord’s Work and Tenant’s Work
(a)

Landlord shall, at its sole cost and expense, complete the following work in the Additional Premises (“the “Landlord’s Work”) in a good and workmanlike manner using base building standard materials and finishes to a maximum amount of $161,056.00:

(i)	ensure that all building systems in the Additional Premises are in good working order as of the Commencement Date. Including the roof, all HVAC, other heating, electrical, lighting

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in the office area (including light bulbs, fluorescent tubes and covers as applicable), plumbing, mechanical, overhead doors, hinged entry doors, passage doors and building hardware;

(ii)	install new base building LED lighting in the warehouse area of the Additional Premises; and
(iii)

complete selective demolition of office on the main and second floors of the Additional Premises and make walls ready for finishes (the “Demolition Work”).  The Demolition Work shall include removal of the flooring and partitian walls.  Any remaining walls shall be patched and repaired if damaged from the Demolition Work and ready for finishes.  The existing ceiling grid and office lighting shall remain in place.  The Landlord acknowledges that Tenant has not finalized its plans for the Additional Premises, which impacts the Demolition Work being completed.  Tenant shall endeavour to provide Landlord with their final plans for the Additional Premises which will outline the required Demolition Work on or before February 28, 2023 and Landlord shall, upon receipt of the final plans, provide Tenant a timeline for the Demolition Work and commence commercially reasonable efforts to complete the Demolition Work in a timely manner thereafter.  In the event that the the Demolition Work is not completed prior to June 1, 2023, Tenant’s occupancy of the Additional Premises will be non-exclusive while Landlord and its contractors, sub-contractors, servents, agents and employees access the Additional Premises and, during such period of shared access, the parties shall co-operate with one another so as to ensue each party is able to complete its respective work obligations as expeditiously as possible but Tenant hereby acknowledges and agrees that, in the event of a conflict, the completion and scheduling of Landlord’s Work shall take precedence.  Notwithstanding anything contained in this Agreement to the contrary, Landlord’s access to the Additional Premises as provided herein shall not be deemed to be a re-entry of the Leased Premises and shall not constitute a breach by Landlord of its obligations for quiet enjoyment under the Lease.  For greater certainty, if the Tenant’s delivery of the Demolition Work plans are delayed and results in the Demolition Work going beyond June 1, 2023 or the Additional Premises Commencement Date, then:  (i) this Agreement shall not be void or voidable; (ii) Landlord shall not be responsible for any losses, costs or damages whatsoever resulting therefrom; (iii) Tenant shall not be entitled to any abatement or reduction of Rent or other payments or any other rights in respect thereof by reason of any delay in its occupancy; and (v) for greater certainty, there shall be no delay to the Additional Premises Commencement Date.

(b)

The term “Substantially Complete”, when applied to any Landlord’s Work, means (with the exception of the Demolition Work) sufficiently completed:  (i) to the point where Tenant may commence the Tenant’s Work (as hereinafter defined), if any; and (ii) if no such Tenant’s Work is required to be performed, to the point where Tenant may commence the use of the Additional Premises, in either case without undue interference by Landlord (with the exception of any Landlord occupancy to complete the Demolition Work).  “Substantially Completed” and “Substantial Completion” shall have corresponding meanings.

(c)

Tenant accepts the Additional Premises in the state and condition in which they are received from Landlord, “as is”, except only to the extent of any deficiency in the Landlord’s Work, if any, which is expressly and particularly set out in a written deficiency list developed by the parties during their initial move-in inspection of the Additional Premises.  For greater certainty, Landlord shall have no obligation to complete any Leasehold Improvements in the Original Premises, or, subject to Section 12 below, provide any financial inducement, in connection with Tenant’s continued occupancy of the Original Premises during the Extension Term and Tenant’s continued occupancy of the Original Premises will be conclusive evidence against Tenant that the Original Premises are in good order and satisfactory condition, “as is”.

(d)

Tenant shall, at its cost and expense, prior to the Additional Premises Commencement Date, complete or cause the completion of all Leasehold Improvements (save and except for the Landlord’s Work), which are required to complete the Additional Premises for Tenant’s permitted use therein, and to renovate the Original Premises for Tenant’s continued use thereof during the Extension Term, to no less than the then current base building standard in effect for the Project, all in accordance with the applicable provisions of the Lease and the Tenant Design Criteria Manual, if any, applicable to the Project (“Tenant’s Work”).  Landlord acknowledges that as part of the Tenant’s Work, the Tenant may elect to install or replace the power service to the Premises.  For greater certainty, in the event that Tenant elects to do such work, it shall be at Tenant’s sole cost and expense, and the work shall be completed by Landlord’s designated contractor, acting reasonably.

8.	Delivery of Additional Premises and Fixturing Period
(a)	The date upon which Landlord delivers vacant possession of the Additional Premises to Tenant with the Landlord’s Work Substantially Completed shall be herein referred to as the “Delivery Date”.

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(b)

Provided this Agreement has been fully executed and delivered on or before January 5, 2023 and Landlord has obtained vacant possession of the Additional Premises on or before April 1, 2023, Landlord shall use commercially reasonable efforts to have the Delivery Date occur on June 1, 2023, but if the Delivery Date has not occurred on June 1, 2023 for any reason other than Tenant Delay (as hereinafter defined) including, without limitation, any delays in Landlord obtaining any requisite permits for the completion of the Landlord’s Work then:  (i) this Agreement shall not be void or voidable; (ii) Landlord shall not be responsible for any losses, costs or damages whatsoever resulting therefrom; and (iii) the Additional Premises Commencement Date shall be delayed by the number of days, if any, which fall between June 1, 2023 and the Delivery Date.  For greater certainty, notwithstanding any delay to the Additional Premises Commencement Date, there shall be no delay to the Expiry Date of the Lease.  The parties shall execute an agreement (to be prepared by Landlord) to confirm the Additional Premises Commencement Date as soon as reasonably possible following the occurrence of the Delivery Date

(c)

If the Delivery Date has not occurred on or before June 1, 2023 as a result of the failure by Tenant to execute and deliver this Agreement on or before January 5, 2023 or as a result of any Event of Default or other act or omission of Tenant (collectively, “Tenant Delay”), then:  (i) this Agreement shall not be void or voidable; (ii) Landlord shall not be responsible for any losses, costs or damages whatsoever resulting therefrom; (iii) the Delivery Date shall be such date upon which Landlord would have Substantially Completed the Landlord’s Work but for such Tenant Delay (notwithstanding that Tenant shall not be entitled to occupancy of the Additional Premises until such date upon which the Landlord’s Work is Substantially Complete); (iv) Tenant shall not be entitled to any abatement or reduction of Rent or other payments or any other rights in respect thereof by reason of any delay in its occupancy; and (v) for greater certainty, there shall be no delay to the Additional Premises Commencement Date.

(d)

Subject to the provisions of subsection 8(c)(iii) above, Tenant shall be entitled to possession of the Additional Premises from the Delivery Date until the date immediately preceding the Additional Premises Commencement Date in order to complete the Tenant’s Work in the Additional Premises and, thereafter, in order to commence carrying on business therefrom (“Fixturing Period”).  During the Fixturing Period, Tenant shall not be obligated to pay Base Rent, Operating Costs, or Realty Taxes in respect of the Additional Premises but shall be liable for all other costs and obligations in respect of the Additional Premises and its occupancy thereof (including charges for utilities and the costs of any additional services) in accordance with the Lease, all of which Tenant will continue to be obligated to pay, and Tenant shall be subject to all the other terms and conditions of the Lease insofar as they are applicable to Tenant’s use and occupancy of the Additional Premises during the Fixturing Period including, without limitation, the obligation to maintain insurance, and the provisions relating to the liability of Tenant for its acts and omissions, and the acts and omissions of its servants, employees, agents, contractors, invitees, concessionaires and licensees and the indemnification of Landlord and others under the Lease.  For greater certainty, Tenant shall continue to remain liable for all obligations under the Lease in respect of the Original Premises during the Fixturing Period.

(e)

On or before the Delivery Date, Tenant shall deliver to Landlord:  (i) certificate(s) evidencing the requisite insurance coverage under the Lease for the Additional Premises; and (ii) evidence, satisfactory to Landlord, that the meters for measuring consumption of gas and electricity in the Additional Premises have been transferred into the name of the Tenant.  Landlord shall be under no obligation to deliver possession of the Additional Premises to Tenant until Landlord is in receipt of all of the foregoing and, notwithstanding any delay in Landlord’s delivery of possession of the Additional Premises to Tenant as a result of Tenant’s failure to provide all of the foregoing, there shall be no corresponding delay in the Additional Premises Commencement Date.

(f)

Early Occupancy Period.  Subject always to Section 6 of this Agreement, from April 1, 2023 until the Delivery Date, Landlord shall permit access to and give non-exclusive possession of the warehouse portion of the Additional Premises to Tenant (the “Early Occupancy Period”) for the purpose of allowing Tenant to store materials provided this Agreement has been fully executed and Tenant has delivered to Landlord a certificate of insurance indicating that a policy of Tenant’s insurance for the Additional Premises is in full force and effect.  In consideration of having access to the Additional Premises during this Early Occupancy Period, Tenant shall pay Landlord a one-time gross rent of $2,500.00 and all other terms of the Lease shall apply during the Early Occupancy Period.  For greater certainty, in the event that Landlord does not obtain vacant possession as described in Section 6 of this Agreement, Landlord shall not be liable for being unable to provide the Early Occupancy Period to the Tenant and there shall be no recourse other than Landlord continuing to use commercially reasonable efforts to obtain such vacant possession.

9.	Base Rent for Original Premises

Time Period	Rate/Sq. Ft. of Area of the Original Premises/Annum
February 1, 2023 – September 30, 2024	$8.00
October 1, 2024 – September 30, 2025	$8.25
October 1, 2025 – September 30, 2026	$8.50
October 1, 2026 – September 30, 2027	$8.75
October 1, 2027 – September 30, 2028	$9.00

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10.	Base Rent for Additional Premises

Time Period	Rate/Sq. Ft. of Area of the Additional Premises/Annum
October 1, 2023 – September 30, 2024	$8.00
October 1, 2024 – September 30, 2025	$8.25
October 1, 2025 – September 30, 2026	$8.50
October 1, 2026 – September 30, 2027	$8.75
October 1, 2027 – September 30, 2028	$9.00

11.	Additional Rent

The Tenant acknowledges that notwithstanding that the Original Premises is located within the 4800 Building and the Additional Premises within the 4900 Building, Additional Rent will be estimated and charged separately based on the costs applicable to each building, respectively.

12.	Free Base Rent

If Tenant is itself occupying all of the Leased Premises, is carrying on its permitted Use in the Leased Premises and has not been and is not in default under the Lease, then Base Rent shall abate for the first 5 months of the Additional Premises Term.

The foregoing Base Rent abatement is deemed to have terminated one day before the Tenant makes a proposal or assignment or is the subject of a bankruptcy order under the Bankruptcy and Insolvency Act (Canada) or is the subject of proceedings under the Companies Creditors Arrangements Act (Canada) or similar legislation.

The Tenant shall pay its share of the Operating Costs and Realty Taxes and other charges provided for in the Lease in the manner set out in the Lease during the entire Term.  For clarity, the Free Base Rent period shall be applied to 80,528 square foot Leased Premises and shall commence October 1, 2023, subject to any delay provisions in this Agreement.

13.	Allowance
(a)

Landlord shall pay to the Tenant named herein, one time only, a leasehold improvement allowance in the amount calculated at $3.00 per square foot of the measured Rentable Area of the Leased Premises, plus applicable taxes (“Allowance”), to be applied by Tenant toward the cost of the Tenant’s Work.

(b)

Subject to the provisions of subsections 13(d) and (e) below, Landlord shall pay the Allowance to Tenant within 90 days following Tenant’s delivery to Landlord of a formal written invoice requesting payment of the Allowance, which invoice must be delivered within 12 months following the Additional Premises Commencement Date.

(c)

Landlord shall be under no obligation to pay any portion of the Allowance to Tenant until Tenant has executed and delivered to Landlord this Lease in the agreed upon form, and the following have occurred:

(i)	the Tenant’s Work has been completed expressly in accordance with the terms of the Lease;
(ii)	the Additional Premises Commencement Date;
(iii)	the actual, physical occupancy by Tenant of the whole of the Leased Premises for the active and diligent conduct of business therefrom; and
(iv)	Tenant’s delivery to Landlord of:
(A)	“as built” drawings for the Tenant’s Work;
(B)

copies of invoices (accompanied by reasonable back-up confirming such invoices have been paid in full) for the performance of all of the Tenant’s Work evidencing payment of an aggregate amount at least equal to the amount of the Allowance;

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(C)

a statutory declaration signed by Tenant (or a senior officer of Tenant), to be issued after the expiry of all applicable statutory lien periods, certifying that:  (I) the Tenant’s Work has been completed, and the date of such completion; (II) Tenant has paid in full its general contractor engaged to complete the Tenant’s Work; (III) no lien has been, or may be, claimed with respect to the Tenant’s Work; and (IV) all construction lien periods have expired;

(D)

a statutory declaration signed by Tenant’s general contractor (or a senior officer thereof), to be issued after the expiry of all applicable statutory lien periods, certifying that:  (I) the Tenant’s Work has been completed, and the date of such completion; (II) the contractor has been paid in full by Tenant; (III) all subcontractors engaged by the general contractor in connection with the Tenant’s Work have been paid in full by the general contractor; (IV) no lien has been, or may be, claimed with respect to the Tenant’s Work; and (V) all construction lien periods have expired; and

(E)	evidence, satisfactory to Landlord, acting reasonably, that all building permits related to the Tenant’s Work have been properly closed.
(d)

Notwithstanding the foregoing, Landlord shall be under no obligation to pay the Allowance to Tenant if, upon the date of such intended payment, a claim for lien or certificate of action has been registered on title to the Project in connection with the Tenant’s Work or there is then an Event of Default.  If any of the foregoing have occurred on the date upon which Landlord intends to deliver the Allowance to Tenant, Landlord shall hold the Allowance, without interest, until such time as such claim for lien or certificate of action has been discharged or such Event of Default has been remedied in accordance with this Lease, at which time Landlord shall release the Allowance to Tenant.

(e)

Landlord shall have the right to deduct from the Allowance all bona fide amounts owing to Landlord by Tenant under this Lease and Landlord shall have the right to pay itself or any other contractor of Tenant any amounts payable in respect of any of the Tenant’s Work, and it is agreed that any such deduction or payment by Landlord shall constitute a payment on account of Landlord’s obligation to pay the Allowance.

(f)	If at any time during the initial Term hereof:
(i)	this Lease is terminated by reason of an Event of Default;
(ii)

Tenant has become bankrupt or insolvent or has taken the benefit of any statute for bankrupt or insolvent debtors, or has filed a proposal, or has made an assignment for the benefit of creditors or any arrangement or compromise, then in such event, and without prejudice to any of the Landlord’s other rights and remedies available to it under the Lease and at law, the unamortized portion of the Allowance calculated from the Commencement Date on the basis of an assumed rate of depreciation of 8% interest rate charged on the unamortized portion each year of the Term up to and including the last day of the Term shall immediately become due and payable to Landlord as Additional Rent.

(g)	Subject to subsection (h) below, until such time as the Allowance has been paid by Landlord pursuant hereto, the Allowance shall be held by Landlord without interest.
(h)

For greater certainty, any portion of the Allowance not claimed by Tenant expressly in accordance herewith on or before the first anniversary of the Additional Premises Commencement Date shall be applied towards Base Rent.

14.	Right of First Offer
(a)

The parties hereto acknowledge and confirm that, as of April 1st, 2023, Unit 4912 located in the 4900 Building are vacant and available for lease (the “ROFO Space”).  Notwithstanding anything contained herein, Landlord shall have the ability to lease the whole of the ROFO Space to a third party or parties on such terms and condition as Landlord shall determine, acting in its sole, absolute and unfettered discretion, without triggering the provisions hereof (individually or collectively, the “First Lease(s)”).

(b)

Subject to the rights of other tenants then existing in the Project, from and after the Commencement Date, Tenant shall have a one-time only right of first offer to lease the ROFO Space whenever such space becomes, or is becoming, available for re-leasing from time to time by Landlord after:

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(i)

the First Lease(s) have expired or been terminated either by the tenant (pursuant to any rights of termination it may have under its lease) or by Landlord (as a result of an event of default) or by mutual consent between such parties; or

(ii)	any options to renew or extend the First Lease(s) have not been exercised or have expired.

For greater certainty:

(A)	Landlord shall be entitled to enter into an agreement to renew or extend any First Lease(s) outside of an exercised option without triggering this right of first offer; and
(B)

ROFO Space which becomes vacant and available for lease as a result of Landlord’s exercise of its right of relocation in order to accommodate a new or expansion tenancy in the 4900 Building shall not trigger this right of first offer.

(c)

In the event that the ROFO Space becomes, or is becoming, available for lease pursuant to the provisions of subsection (b) above, Landlord shall provide Tenant with Notice (“Landlord’s Notice”) specifying the availability date for the ROFO Space and Tenant shall have three (3) business days from receipt of the Landlord’s Notice within which to deliver Notice (“ROFO Notice”) to Landlord of its agreement to lease the whole of the ROFO Space failing which this right of first offer shall be null and void and Landlord shall be free to lease the ROFO Space or any part thereof to a third party or parties on such terms and conditions as Landlord, in its sole, absolute and unfettered discretion, determines and this right of first offer shall become null and void and forever extinguished.

(d)	The ROFO Notice shall be deemed validly delivered only if, on the date thereof:
(i)

the Tenant in actual, physical occupancy of the whole of the Leased Premises for the active and diligent conduct of business therefrom is Versa Power Systems Ltd. and/or any affiliated body corporate (as the term “affiliate” is defined in the Canada Business Corporations Act as at the date hereof);

(ii)	there has been no Transfer of this Lease, save and except to an affiliated body corporate (as the term “affiliate” is defined in the Canada Business Corporations Act as at the date hereof);
(iii)	there is then no uncured Event of Default; and
(iv)	there will be no less than three (3) years remaining in the Term (including any then exercised options to extend) from the commencement date for the ROFO Space.
(e)

Upon Landlord’s receipt of the ROFO Notice, Tenant shall be deemed to have leased the ROFO Space on the same terms and conditions as contained in this Lease for the Leased Premises save and except that:

(i)	there shall be no Landlord’s Work, rent free period or other financial inducements;
(ii)

the base rent payable for the ROFO Space shall be the ROFO Market Rent, where the term “ROFO Market Rent” means the annual base rental which could reasonably be obtained by Landlord for the ROFO Space from a willing tenant or willing tenants dealing at arms’ length with Landlord in the market prevailing for a term commencing on the commencement date of the term of lease for the ROFO Space, having regard to all relevant circumstances including the size and location of the ROFO Space, the facilities afforded, the terms of the lease thereof (including its provisions for Additional Rent), the terms aforesaid regarding tenant inducements, the condition of the ROFO Space and the use of the ROFO Space, and having regard to rentals currently being obtained for space in the 4900 Building and for comparable space in other buildings comparably located, and inducements being offered to tenants (including rent free periods, allowances and other inducements);

(iii)	the commencement date shall be as specified by Landlord in the Landlord’s Notice;
(iv)	parking spaces, if any, shall be made available to Tenant in accordance with the then prevailing ratio and rates (if any) in effect for the Project; and
(v)	the expiration date shall be coterminous with the Expiry Date of this Lease.

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(f)

If the ROFO Market Rent is not agreed upon between the parties within thirty (30) days of the delivery of the ROFO Notice, the ROFO Market Rent shall be established in the manner set out in the Lease and, in such event, there shall be no delay to the commencement date of the ROFO Space as set forth in the Landlord’s Notice and, until such time as the ROFO Market Rent is determined, Tenant shall pay to Landlord the Base Rent then payable hereunder for the Leased Premises, adjusted accordingly as applicable to the Rentable Area of the ROFO Space, and upon determination of the ROFO Market Rent for the ROFO Space, either Landlord shall pay to Tenant any excess, or Tenant shall pay to Landlord any deficiency, in the payments of Base Rent previously made by Tenant with respect to the ROFO Space, without interest.

(g)

Within ten (10) business days following determination of the ROFO Market Rent, Landlord shall prepare and deliver to Tenant an agreement amending the provisions of this Lease to incorporate the ROFO Space into the Leased Premises and to incorporate the other provisions contemplated herein and such other amendments required to give effect to the foregoing, and Tenant hereby covenants and agrees to execute and deliver such agreement to Landlord within ten (10) business days of receipt thereof; Tenant’s failure to execute and return such amending agreement as and when required pursuant hereto shall not void Tenant’s lease of the ROFO Space.

(h)

Any ROFO Space which is made available to the Tenant herein shall be dealt with as a whole.  Any ROFO Space leased by Tenant pursuant hereto is subject to measurement by Landlord’s Expert in accordance with this Lease.

15.	Use

Tenant acknowledges that Landlord is making no representation or warranty as to Tenant’s ability to use the Additional Premises or Tenant’s continued ability to use the Original Premises, in either case, for its/their intended use and Tenant shall, prior to executing this Agreement, perform such searches, and otherwise satisfy itself, that its use is permitted under all applicable laws, and that Tenant will be able to, and shall, at its sole cost and expense, obtain an occupancy permit and/or renewal occupancy permit, if required, as well as a building permit, and any other permit required for Tenant to complete any Tenant’s Work or other Alterations and to use the Leased Premises in accordance with Item 9 of the Basic Terms sheet of the Lease; in addition, Tenant agrees to be responsible to pay any additional development charges or permitting costs associated with:  the construction of any Leasehold Improvements on or serving the Leased Premises; and Tenant’s use of the Leased Premises in accordance with the Lease.

16.	Restoration

For greater certainty, the provisions of Section 3.14 of the Lease, being Tenant’s obligation to remove such of the Leasehold Improvements (including any of the same existing in the Leased Premises (including, for greater certainty, the Additional Premises, as of the date hereof), if any, as expressly required by the Lease to be removed, remains in full force and effect, unmodified hereby.  Notwithstanding the foregoing, throughout the Term, the Tenant shall be permitted to remove any office space within the Premises, as required by the Tenant’s use, at its sole cost and expense (in addition to the agreed upon Demolition Work).  On the expiry or earlier termination of the Lease, the Tenant shall not be required to restore the office spaces back to their original condition.

17.	Environmental

Tenant has completed the environmental questionnaire attached hereto as Schedule “B” and agrees to forthwith advise Landlord, in writing, of any amendments thereto.

A tenant notification is attached hereto as Schedule “C”.  Landlord will not grant any environmental representation or warranty in respect of the condition of the Leased Premises, the 4800 Building and the 4900 Building.  Landlord will not provide any indemnity in the Lease, environmental or otherwise.

18.	Sustainability
(a)

Upon request from Landlord from time to time, Tenant shall be required to submit to Landlord any utilities consumption data and costs, and/or any information relating to waste removal and diversion, if applicable, in a format deemed acceptable to Landlord, acting reasonably

(b)

Landlord and Tenant shall each provide a point of contact to discuss issues related to sustainability and energy such as, but not limited to, retrofit projects, billing issues, energy efficiency upgrades, and data access.

Sustainability Contact:

For Tenant:	Art Leong	;
Email:		; and

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Phone:		.

For Landlord:	Troy Robinson, Property Manager
Email:
Phone:

For more information on BentallGreenOak’s sustainability program, please visit:  https://www.bentallgreenoak.com/sustainable-investing.php

19.	Agency Disclosure

Landlord hereby discloses that BentallGreenOak is acting in its capacity as authorized agents for Landlord, in accordance with the ‘Real Estate and Business Brokers’ Act, 2002 (Ontario), and that BentallGreenOak:  (a) acts on behalf of Landlord; (b) owes a fiduciary duty to Landlord in this transaction; and (c) shall be compensated by Landlord.

20.

The parties hereto shall, at all times hereafter, upon the reasonable request of the others make or procure to be made, done or executed, all such further assurances and to do all such things as may be necessary to give full force and effect to the full intent of this Agreement.

21.

The parties hereto hereby acknowledge, confirm and agree that in all other respects the terms of the Lease are to remain in full force and effect, unchanged and unmodified except in accordance with this Agreement.

22.

This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns, but subject always to the provisions of the Lease restricting or limiting Tenant’s right to assign the Lease or sublet the Leased Premises or carry out any other transfer, as provided in the Lease. For further certainty, both Landlord and Tenant and their respective successors and assigns shall be bound by the terms and conditions of the Lease.

23.	Landlord shall not be bound pursuant hereto until Landlord is in receipt of a fully-executed original of this Agreement.
24.	The parties hereto do hereby acknowledge and confirm with one another that, notwithstanding anything contained in the Lease to the contrary:
(a)

this Agreement may be executed by counterparts and by electronic transmission (“email”) and, if so executed, each document shall be deemed to be an original, shall have the same effect as if all parties had executed the same copy of this Agreement, and all of which copies (when taken together) shall constitute one and the same document and shall be legal and binding upon the parties hereto; and

(b)	with respect to the execution of this Agreement, they will each accept electronic signatures in accordance with the Electronic Commerce Act (Alberta).

IN WITNESS WHEREOF the parties have executed this Agreement.

VERSA POWER SYSTEMS LTD. (Tenant)

Per:	/s/ Michael S. Bishop
Name: Michael S. Bishop
Title: EVP, CFO FuelCell Energy, Inc

Per:	/s/ Michael J. Lisowski
Name: Michael J. Lisowski
Title: EVP, COO FuelCell Energy, Inc.

I am/We are authorized to bind the corporation

52nd STREET BUSINESS CENTRE LP, by its General Partner, 52nd STREET BUSINESS CENTRE GP INC. (Landlord)

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Per:	/s/ Brad Alton
Name: Brad Alton
Title: Vice President, Leasing

Per:	/s/ Shaun Wuschke
Name: Shaun Wuschke
Title: Managing Director, Office and Industrial Services

We are authorized to bind the corporation

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SCHEDULE “A”

(to be attached to the Lease as Schedule “A”)

Floor Plan of the Leased Premises

Original Premises

Additional Premises – 4908 – 52nd Street SE

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SCHEDULE “B”

Environmental Questionnaire

SCHEDULE “C”

Environmental Questionnaire

Tenant Notification